UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2011

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street, Suite 104
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(619) 501-3932
(Registrant's Telephone Number, Including Area Code)

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 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                    Unregistered Sales of Equity Securities

Effective as of August 29, 2011 through August 31, 2011, Helix Wind, Corp. (the “Company”) issued a total of 180,000,000 shares of common stock to an accredited investor upon their conversion of certain previously issued convertible promissory notes.  Other than the extinguishment of debt principal in the amount of $9,000, no consideration was received by the Company in the transactions.  The issuance of shares of common stock were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.  After this conversion, the total number of outstanding shares of common stock is 2,242,000,000 shares

Item 8.01                    Other Events

As previously announced, on July 19, 2011, Helix Wind, Corp. (the “Company”) received notice that Scott Weinbrandt filed a lawsuit against the Company in the Superior Court of the State of California, County of San Diego (the “Court”), alleging breach of contract and seeking an unspecified amount of damages (but in excess of $25,000) against the Company relating to the employment agreement he had with the Company. Scott Weinbrandt is a former officer and director of the Company. The Company has not responded to the lawsuit.  On August 30, 2011, the Company received notice that Mr. Weinbrandt requested that the Court enter a default judgment against the Company.  Any judgment against the Company resulting from the lawsuit will have a material adverse effect on the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

Date: August 31, 2011	By:	/s/ Kevin Claudio
	Name:	Kevin Claudio
	Title:	Chief Financial Officer